Citizens Financial Group, Inc. Reports First Quarter 2021 Net Income of
$611 million and EPS of $1.37
Underlying Net Income of $626 million and EPS of $1.41*

	Key Financial Data	1Q21	4Q20	1Q20	First Quarter 2021 Key Highlights

Income Statement	($s in millions)
■Underlying ROTCE of 17.6% and underlying EPS of $1.41 reflects strength across our fee businesses and strong credit results
■Underlying PPNR of $661 million down from record levels
–Reflects lower mortgage revenue given tightening gain-on-sale margins
–Strength in Capital Markets, record results in Wealth, and well-controlled expenses
■Net interest margin of 2.76% up slightly QoQ
–Interest-bearing deposit costs of 20 bps, down 7 bps QoQ
■Negative provision for credit losses of $140 million reflects strong credit results and improving macroeconomic outlook
■Returned $262 million to shareholders, including share repurchases and common dividends
■LDR improved to 80.7%, down 290 bps QoQ
■Strong capital position with CET1 at 10.1%
■TBV/share of $32.79 increased 3% YoY

	Total revenue	$1,659	$1,707	$1,657
	Pre-provision profit	641	695	645
	Underlying pre-provision profit	661	737	678
	Provision for credit losses	(140)	124	600
	Net income	611	456	34
	Underlying net income	626	480	59

Balance Sheet & Credit Quality	($s in billions)
	Period end loans and leases	$122.2	$123.1	$127.5
	Average loans and leases	122.8	123.5	121.1
	Period-end deposits	151.3	147.2	133.5
	Average deposits	146.6	145.3	126.6
	Period-end loans-to-deposit ratio	80.7%	83.6%	95.5%
	ACL to loans ratio	1.94	2.17	1.73
	ACL to loans ratio, ex. PPP	2.03	2.24	1.73
	NCO ratio	0.52%	0.61%	0.46%

Financial Metrics	Diluted EPS	$1.37	$0.99	$0.03
	Underlying EPS	1.41	1.04	0.09
	ROTCE	17.2%	12.2%	0.4%
	Underlying ROTCE	17.6	12.9	1.1
	Net interest margin, FTE	2.76	2.75	3.10
	Efficiency ratio	61	59	61
	Underlying efficiency ratio	60	57	59
	CET1	10.1%	10.0%	9.4%
	TBV/Share	$32.79	$32.72	$31.97

Comments from Chairman and CEO Bruce Van Saun
“We are pleased to get off to strong start to 2021, with strength in our fee businesses, good balance sheet management and excellent performance on credit,” said Chairman and CEO Bruce Van Saun. “We are making good strides in our digital and next generation technology initiatives, and maintain a confident outlook for the balance of the year. While we increasingly see positive signs that the economy is improving rapidly and that life is returning to normal, we remain focused on continuing to assist those companies and individuals most impacted by the pandemic and lockdowns.”

Citizens also announced today that its board of directors declared a second quarter 2021 common stock dividend of $0.39 per share. The dividend is payable on May 13, 2021 to shareholders of record at the close of business on April 29, 2021.

*References in this release to “Underlying” results exclude notable items and are Non-GAAP Financial Measures. Where there is a reference to “Underlying” or “excluding elevated cash” results in a paragraph, all measures that follow these references are on the same basis. Additional information regarding the impact of notable items, elevated cash balances and Acquisitions on our results is described in this release. Please see the end of this release for important information on our use of Non-GAAP Financial Measures, and their reconciliation to GAAP financial measures. References in this release to balance sheet items are on an average basis and loans exclude loans held for sale (“LHFS”) unless otherwise noted. References to net interest margin are on a fully taxable equivalent (“FTE”) basis and all references to earnings per share represent fully diluted per common share.  References to consolidated and/or commercial loans, loan growth, nonaccrual loans and allowance for loan losses include leases. The "Company" refers to Citizens. Current reporting-period regulatory capital ratios are preliminary. Select totals may not sum due to rounding.

Citizens Financial Group, Inc.

Discussion of results:

Net interest income				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20			1Q20
				$/bps		%	$/bps		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,085	$1,125	$1,326	$(40)		(4)%	$(241)		(18)%
Investment securities	128	121	147	7		6	(19)		(13)
Interest-bearing deposits in banks	3	3	5	—		—	(2)		(40)
Total interest income	$1,216	$1,249	$1,478	$(33)		(3)%	$(262)		(18)%
Interest expense:
Deposits	$50	$69	$227	$(19)		(28)%	$(177)		(78)%
Short-term borrowed funds	—	1	1	(1)		(100)	(1)		(100)
Long-term borrowed funds	49	50	90	(1)		(2)	(41)		(46)
Total interest expense	$99	$120	$318	$(21)		(18)%	$(219)		(69)%
Net interest income	$1,117	$1,129	$1,160	$(12)		(1)%	$(43)		(4)%

Net interest margin, FTE	2.76%	2.75%	3.10%	1	bp		(34)	bps

First quarter 2021	vs.	fourth quarter 2020
Net interest income of $1.1 billion decreased 1% given lower day count, with broadly stable net interest margin and loans.
•Net interest margin of 2.76% increased 1 basis point reflecting improved funding mix and deposit pricing and a steepening yield curve, largely offset by lower earning-asset yields. Interest-bearing deposit costs are down 7 basis points to 20 basis points.
•Excluding the impact of elevated cash balances, net interest margin was 2.92% for first quarter 2021, stable with fourth quarter 2020.

First quarter 2021	vs.	first quarter 2020
Net interest income of $1.1 billion decreased 4% with 9% growth in interest-earning assets, including the addition of PPP loans, and lower net interest margin.
•Net interest margin of 2.76% decreased 34 basis points, primarily reflecting the impact of a lower rate environment (27 basis points), lower interest-earning asset yields (11 basis points) and elevated cash balances (16 basis points) given strong deposit flows, partially offset by improved funding mix and deposit pricing (23 basis points).

Citizens Financial Group, Inc.

Noninterest Income				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20		1Q20
				$	%	$	%
Mortgage banking fees	$165	$193	$159	$(28)	(15)%	$6	4%
Service charges and fees	99	104	118	(5)	(5)	(19)	(16)
Capital markets fees	81	88	43	(7)	(8)	38	88
Card fees	55	56	56	(1)	(2)	(1)	(2)
Trust and investment services fees	58	52	53	6	12	5	9
Letter of credit and loan fees	38	38	34	—	—	4	12
Foreign exchange and interest rate products	28	35	24	(7)	(20)	4	17
Securities gains, net	3	—	—	3	100	3	100
Other income(1)	15	12	10	3	25	5	50
Noninterest income	$542	$578	$497	$(36)	(6)%	$45	9%
1) Other income includes bank-owned life insurance and other income.

First quarter 2021	vs.	fourth quarter 2020
Noninterest income of $542 million decreased $36 million, or 6%, from $578 million in fourth quarter 2020.
•Mortgage banking fees declined $28 million, or 15%, given lower gain-on-sale margins, reflecting increased industry capacity and heightened competition, partially offset by favorable mortgage servicing rights hedging results. Production volumes remained near record levels.
•Service charges and fees decreased $5 million, reflecting a reduction in overdraft fees tied to higher consumer deposit balances, driven by government stimulus and seasonal impacts.
•Capital markets fees remained strong but declined $7 million from record levels, driven by lower M&A advisory fees, partially offset by an increase in debt and equity underwriting fees.
•Record trust and investment services fees, up $6 million, reflecting an increase in assets under management from strong net inflows and higher equity market levels.
•Foreign exchange and interest rate products revenue decreased by $7 million, driven by a reduction in client interest rate hedging as a result of less lending activity and lower volatility.

First quarter 2021	vs.	first quarter 2020
Noninterest income of $542 million increased $45 million, or 9%, reflecting:
•Growth in mortgage banking fees, up $6 million, given higher production revenue.
•Service charges and fees decreased $19 million, reflecting COVID-19 impacts on overdraft fees.
•Strong capital market fees, up $38 million, driven by higher underwriting revenue and M&A advisory fees, as well as the impact of a $21 million mark-to-market loss on loan trading assets in first quarter 2020.
•Record trust and investment services fees, up $5 million, reflecting an increase in assets under management from strong net inflows and higher equity market levels.

Citizens Financial Group, Inc.

Noninterest Expense				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20		1Q20
				$	%	$	%
Salaries and employee benefits	$548	$537	$549	$11	2%	$(1)	—%
Equipment and software	152	141	133	11	8	19	14
Outside services	139	148	135	(9)	(6)	4	3
Occupancy	88	84	84	4	5	4	5
Other operating expense	91	102	111	(11)	(11)	(20)	(18)
Noninterest expense	$1,018	$1,012	$1,012	$6	1%	$6	1%
Notable items	$20	$42	$33	$(22)	(52)%	$(13)	(39)%

Underlying, as applicable
Salaries and employee benefits	$548	$519	$539	$29	6%	$9	2%
Equipment and software	148	140	132	8	6	16	12
Outside services	132	131	117	1	1	15	13
Occupancy	79	78	80	1	1	(1)	(1)
Other operating expense	91	102	111	(11)	(11)	(20)	(18)
Underlying noninterest expense	$998	$970	$979	$28	3%	$19	2%

First quarter 2021	vs.	fourth quarter 2020
Noninterest expense of $1.0 billion remained broadly stable. On an Underlying basis, noninterest expense of $998 million increased $28 million, or 3%, reflecting seasonally higher salaries and employee benefits. Other operating expense declined primarily reflecting lower advertising costs.
The effective tax rate was 21.8%. On an Underlying basis, the effective tax rate of 21.8% compares with 21.7% in fourth quarter 2020.

First quarter 2021	vs.	first quarter 2020
Noninterest expense of $1.0 billion remains well-controlled. On an Underlying basis, noninterest expense of $998 million increased by $19 million, or 2%, reflecting higher outside services largely tied to growth initiatives and higher equipment and software expense driven by increased technology spend. Salaries and employee benefits increased, reflecting higher revenue-based compensation. These results were partially offset by a decrease in other operating expense related mainly to lower travel and advertising costs.
On an Underlying basis, the effective tax rate of 21.8% reflects the benefit of tax-advantaged investments, and higher income relative to a rate of 24.5% in first quarter 2020.

Citizens Financial Group, Inc.

Consolidated balance sheet review(1)				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20			1Q20
				$/bps		%	$/bps		%
Total assets	$187,217	$183,349	$176,719	$3,868		2%	$10,498		6%
Total loans and leases	122,195	123,090	127,528	(895)		(1)	(5,333)		(4)
Total loans held for sale	4,379	4,003	3,261	376		9	1,118		34
Deposits	151,349	147,164	133,475	4,185		3	17,874		13
Stockholders' equity	22,653	22,673	21,950	(20)		—	703		3
Stockholders' common equity	20,688	20,708	20,380	(20)		—	308		2
Tangible common equity	$13,964	$13,979	$13,639	$(15)		—%	$325		2%
Loan-to-deposit ratio (period-end)(2)	80.7%	83.6%	95.5%	(290)	bps		(1,480)	bps
Loans to deposit ratio (average)(2)	83.8	85.0	95.6	(122)			(1,183)
Common equity tier 1 capital ratio(3)	10.1	10.0	9.4
Total capital ratio(3)	13.4%	13.4%	12.5%
1) Represents period end unless otherwise noted.
2) Excludes loans held for sale.
3) Current reporting period regulatory capital ratios are preliminary.

First quarter 2021	vs.	fourth quarter 2020
Total assets of $187.2 billion at March 31, 2021 increased $3.9 billion, or 2%, as elevated liquidity drove a $1.8 billion increase in cash held in interest-bearing deposits and a $1.3 billion increase in investments.

First quarter 2021	vs.	first quarter 2020
Total assets of $187.2 billion at March 31, 2021 increased $10.5 billion, or 6%, as elevated liquidity allowed for a $9.1 billion, or 52%, decrease in borrowed funds and drove a $10.7 billion increase in cash held in interest-bearing deposits, and a $1.8 billion increase in investments. This was partially offset by a $4.2 billion decrease in loans and loans held for sale driven by repayments of pandemic-related line of credit usage in first quarter 2020 and net payoffs in commercial loans.

Interest-earning assets				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20		1Q20
Period-end interest-earning assets				$	%	$	%
Investments	$28,138	$26,847	$26,352	$1,291	5%	$1,786	7%
Interest-bearing deposits in banks	13,851	12,002	3,183	1,849	15%	10,668	NM
Commercial loans and leases	60,413	60,793	66,032	(380)	(1)	(5,619)	(9)
Retail loans	61,782	62,297	61,496	(515)	(1)	286	—
Total loans and leases	122,195	123,090	127,528	(895)	(1)	(5,333)	(4)
Loans held for sale, at fair value	4,304	3,564	2,911	740	21	1,393	48
Other loans held for sale	75	439	350	(364)	(83)	(275)	(79)
Total loans and leases and loans held for sale	126,574	127,093	130,789	(519)	—	(4,215)	(3)
Total period-end interest-earning assets	$168,563	$165,942	$160,324	$2,621	2%	$8,239	5%
Average interest-earning assets
Investments	$27,034	$25,474	$25,343	$1,560	6%	$1,691	7%
Interest-bearing deposits in banks	10,861	11,303	1,859	(442)	(4)%	9,002	NM
Commercial loans and leases	60,877	61,515	59,510	(638)	(1)	1,367	2
Retail loans	61,970	61,946	61,545	24	—	425	1
Total loans and leases	122,847	123,461	121,055	(614)	—	1,792	1
Loans held for sale, at fair value	3,254	3,185	1,890	69	2	1,364	72
Other loans held for sale	385	110	799	275	250	(414)	(52)
Total loans and leases and loans held for sale	126,486	126,756	123,744	(270)	—	2,742	2
Total average interest-earning assets	$164,381	$163,533	$150,946	$848	1%	$13,435	9%

Citizens Financial Group, Inc.

First quarter 2021	vs.	fourth quarter 2020
Period-end interest-earning assets of $168.6 billion increased $2.6 billion, or 2%, as elevated liquidity drove a $1.8 billion increase in cash held in interest-bearing deposits and a $1.3 billion increase in investments. These results were partially offset by a $519 million decrease in total loans and loans held for sale.
Average interest-earning assets of $164.4 billion were up $848 million, reflecting a $1.6 billion increase in investments, largely offset by a $638 million decrease in commercial loans driven by payoffs and a $442 million decrease in cash held in interest-bearing deposits.
The average effective duration of the securities portfolio was 4.7 years compared with 2.7 years at December 31, 2020, reflecting lower expected prepayment speeds given the increase in long-term rates.

First quarter 2021	vs.	first quarter 2020
Period-end interest-earning assets of $168.6 billion increased $8.2 billion, or 5%, as elevated liquidity allowed for a $9.1 billion decrease in borrowed funds, and drove a $10.7 billion increase in cash held in interest-bearing deposits, and a $1.8 billion increase in investments. This was partially offset by a $4.2 billion decrease in loans and loans held for sale primarily driven by repayments of pandemic-related line of credit usage in first quarter 2020 and net payoffs in commercial loans.
The average effective duration of the securities portfolio of 4.7 years increased from 2.1 years at March 31, 2020, reflecting reduced prepayment speeds given an increase in long-term rates.
Average interest-earning assets of $164.4 billion increased $13.4 billion, or 9%, as elevated liquidity allowed for a $6.2 billion decrease in borrowed funds, and drove a $9.0 billion increase in cash held in interest-bearing deposits, and a $1.7 billion increase in investments. Loans and loans held for sale increased $2.7 billion, or 2%, with a $1.4 billion increase in commercial reflecting $4.8 billion of PPP loans, largely offset by line of credit repayments and net payoffs. Retail loans increased $425 million driven by growth in education and residential mortgage, partially offset by decreases in home equity and other retail given run off of personal unsecured installment loans. Loans held for sale increased $950 million given increased mortgage originations.

Deposits				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20		1Q20
Period-end deposits				$	%	$	%
Demand deposits	$46,067	$43,831	$32,398	$2,236	5%	$13,669	42%
Checking with interest	26,883	27,204	25,358	(321)	(1)	1,525	6
Savings	19,634	18,044	14,702	1,590	9	4,932	34
Money market accounts	51,074	48,569	42,972	2,505	5	8,102	19
Term deposits	7,691	9,516	18,045	(1,825)	(19)	(10,354)	(57)
Total period-end deposits	$151,349	$147,164	$133,475	$4,185	3%	$17,874	13%
Average deposits
Demand deposits	$43,814	$42,411	$29,362	$1,403	3%	$14,452	49%
Checking with interest	26,116	26,432	24,612	(316)	(1)	1,504	6
Savings	18,611	17,566	14,201	1,045	6	4,410	31
Money market accounts	49,536	48,667	39,839	869	2	9,697	24
Term deposits	8,572	10,191	18,616	(1,619)	(16)	(10,044)	(54)
Total average deposits	$146,649	$145,267	$126,630	$1,382	1%	$20,019	16%

First quarter 2021	vs.	fourth quarter 2020
Total period-end deposits of $151.3 billion increased $4.2 billion, or 3%, reflecting growth in money market accounts, demand deposits, and savings given strong deposit flows from consumer-oriented government stimulus, partially offset by a decline in term deposits and checking with interest.

Citizens Financial Group, Inc.
Citizens Access® deposits were $5.3 billion at March 31, 2021, down from $5.9 billion at December 31, 2020, primarily due to rate reduction strategies that resulted in a decrease in term deposits.
Average deposits of $146.6 billion increased $1.4 billion, or 1%, as growth in demand deposits, savings and money market accounts was partially offset by decreases in term deposits and checking with interest.

First quarter 2021	vs.	first quarter 2020
Total period-end deposits of $151.3 billion increased $17.9 billion, or 13%, as a result of government stimulus and clients building liquidity given COVID-19 disruption. Growth in demand deposits, money market accounts, savings and checking with interest was partially offset by a decrease in term deposits.
Average deposits of $146.6 billion increased $20.0 billion, or 16%, reflecting an increase in demand deposits, money market accounts, savings and checking with interest, partially offset by a decrease in term deposits.

Borrowed Funds				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20		1Q20
Period-end borrowed funds				$	%	$	%
Short-term borrowed funds	$70	$243	$1,059	$(173)	(71)%	$(989)	(93)%
Long-term borrowed funds
FHLB advances	19	19	8,007	—	—	(7,988)	(100)
Senior debt	6,714	6,740	6,775	(26)	—	(61)	(1)
Subordinated debt and other debt	1,583	1,587	1,655	(4)	—	(72)	(4)
Total borrowed funds	$8,386	$8,589	$17,496	$(203)	(2)%	$(9,110)	(52)%
Average borrowed funds
Short-term borrowed funds	$150	$232	$644	$(82)	(35)%	$(494)	(77)%
Long-term borrowed funds
FHLB advances	19	19	5,138	—	—	(5,119)	(100)
Senior debt	6,732	6,845	7,263	(113)	(2)	(531)	(7)
Subordinated debt and other debt	1,585	1,586	1,656	(1)	—	(71)	(4)
Total average borrowed funds	$8,486	$8,682	$14,701	$(196)	(2)%	$(6,215)	(42)%

First quarter 2021	vs.	fourth quarter 2020
•Period-end total borrowed funds decreased modestly, reflecting the paydown of short-term borrowings.
•Average total borrowed funds decreased modestly, reflecting the paydown of senior debt and short-term borrowings.

First quarter 2021	vs.	first quarter 2020
•Period-end borrowed funds declined $9.1 billion, or 52%, as strong customer deposit inflows allowed for significantly lower levels of FHLB advances. Results also reflect the paydown of senior debt and short-term borrowed funds.
•Average borrowed funds declined $6.2 billion, or 42%, as strong customer deposit inflows allowed for significantly lower levels of FHLB advances. Results also reflect the paydown of senior debt and short-term borrowings.

Citizens Financial Group, Inc.

Capital				1Q21 change from
($s and shares in millions, except per share data)	1Q21	4Q20	1Q20	4Q20		1Q20
Period-end capital				$	%	$	%
Stockholders' equity	$22,653	$22,673	$21,950	$(20)	—%	$703	3%
Stockholders' common equity	20,688	20,708	20,380	(20)	—	308	2
Tangible common equity	13,964	13,979	13,639	(15)	—	325	2
Tangible book value per common share	$32.79	$32.72	$31.97	$0.07	—	$0.82	3
Common shares - at end of period	425.9	427.2	426.6	(1.3)	—	(0.7)	—
Common shares - average (diluted)	427.9	428.9	429.4	(1)	—%	(1.5)	—%
Common equity tier 1 capital ratio(1)	10.1%	10.0%	9.4%
Total capital ratio(1)	13.4	13.4	12.5
Tier 1 leverage ratio(1)	9.5%	9.4%	9.6%
1) Current reporting-period regulatory capital ratios are preliminary.

First quarter 2021
•At March 31, 2021, our Basel III capital ratios continued to strengthen, with a CET1 capital ratio of 10.1% compared with 10.0% at December 31, 2020 and 9.4% at March 31, 2020.
•Total capital ratio of 13.4% compared with 13.4% at December 31, 2020 and 12.5% as of March 31, 2020.
•Tangible book value per common share of $32.79 increased slightly compared with fourth quarter 2020 and increased 3.0% from first quarter 2020.
•Citizens returned $262 million to common shareholders in first quarter 2021, including share repurchases and common dividends. This compares with $168 million in dividends to common shareholders in fourth quarter 2020 and total capital of $438 million returned to shareholders in first quarter 2020, including share repurchases and common dividends.

Credit quality review				1Q21 change from
($s in millions)	1Q21	4Q20	1Q20	4Q20			1Q20
				$/bps		%	$/bps		%
Nonaccrual loans and leases	$1,008	$1,019	$780	$(11)		(1)%	$228		29%
90+ days past due and accruing	46	62	27	(16)		(26)	19		70
Net charge-offs	158	190	137	(32)		(17)	21		15
Provision for credit losses	(140)	124	600	(264)		NM	(740)		NM
Allowance for credit losses	$2,372	$2,670	$2,210	$(298)		(11)%	162		7%
Nonaccrual loans and leases to loans and leases	0.82%	0.83%	0.61%	(1)	bps		21	bps
Net charge-offs as a % of total loans and leases	0.52	0.61	0.46	(9)			6
Allowance for credit losses to loans and leases	1.94	2.17	1.73	(23)			21
Allowance for credit losses to nonaccrual loans and leases	235.4%	262.0%	283.5%	(2,660)	bps		(4,806)	bps

First quarter 2021	vs.	fourth quarter 2020
•Nonaccrual loans of $1 billion decreased $11 million, or 1%, from the fourth quarter 2020, reflecting a $76 million decrease in commercial given charge-offs, loan sale activity and repayments, and a $65 million increase in retail as loans exit forbearance.
•The nonaccrual loans to total loans ratio of 0.82% was stable with 0.83% at December 31, 2020.
•Net charge-offs were 52 basis points of average loans and leases, down from 61 basis points.
•Net charge-offs of $158 million decreased $32 million driven by commercial. First quarter 2021 commercial results include one large charge-off related to a financial sponsor.

Citizens Financial Group, Inc.
•Negative provision for credit losses of $140 million was primarily associated with the release of reserves reflecting strong credit performance across the consumer and commercial loan portfolios and improvement in the macroeconomic outlook. Fourth quarter 2020 provision for credit losses was $124 million.
•Allowance for credit losses ratio of 1.94%, or 2.03% before the impact of PPP loans, compares with 2.17% as of December 31, 2020, or 2.24% before the impact of PPP loans.
•The allowance for credit losses to nonaccrual loans and leases ratio of 235% compares with 262% as of December 31, 2020.

First quarter 2021	vs.	first quarter 2020
•Nonaccrual loans increased $228 million, or 29%, driven by a $68 million increase in commercial and a $160 million increase in retail, largely reflecting COVID-19 impacts.
•The nonaccrual loans to total loans ratio of 0.82% increased from 0.61% at March 31, 2020.
•Net charge-offs of $158 million increased $21 million reflecting an increase in commercial, driven by commercial real estate as a result of COVID-19 impacts, partially offset by reduction in retail given the impact of forbearance.
•Net charge-offs of 52 basis points of average loans and leases compares with 46 basis points in first quarter 2020.
•Negative provision for credit losses of $140 million compares with a $600 million expense in first quarter 2020, reflecting strong credit performance across the consumer and commercial loan portfolios and improvement in the macroeconomic outlook.
•Allowance for credit losses of $2.4 billion compares with $2.2 billion at March 31, 2020. Allowance for credit losses ratio of 1.94% as of March 31, 2021, or 2.03% before the impact of PPP loans, compares with 1.73% as of March 31, 2020.
•The allowance for credit losses to nonaccrual loans and leases ratio of 235% compares with 283% as of March 31, 2020.

Citizens Financial Group, Inc.
Earnings highlights:

	Quarterly Trends
				1Q21 change from
($s in millions, except per share data)	1Q21	4Q20	1Q20	4Q20			1Q20
Earnings				$/bps		%	$/bps		%
Net interest income	$1,117	$1,129	$1,160	$(12)		(1)%	$(43)		(4)%
Noninterest income	542	578	497	(36)		(6)	45		9
Total revenue	1,659	1,707	1,657	(48)		(3)	2		—
Noninterest expense	1,018	1,012	1,012	6		1	6		1
Pre-provision profit	641	695	645	(54)		(8)	(4)		(1)
Provision for credit losses	(140)	124	600	(264)		NM	(740)		NM
Net income	611	456	34	155		34	577		NM
Preferred dividends	23	32	22	(9)		(28)	1		5
Net income available to common stockholders	$588	$424	$12	$164		39%	$576		NM
After-tax notable Items	15	24	25	(9)		(38)	(10)		(40)
Underlying net income	$626	$480	$59	$146		30%	$567		NM
Underlying net income available to common stockholders	$603	$448	$37	$155		35%	$566		NM
Average common shares outstanding
Basic (in millions)	426.0	427.1	427.7	(1.1)		—	(1.8)		—
Diluted (in millions)	427.9	428.9	429.4	(1.0)		—	(1.5)		—
Diluted earnings per share	$1.37	$0.99	$0.03	$0.38		38%	$1.34		NM
Underlying diluted earnings per share	$1.41	$1.04	$0.09	$0.37		36%	$1.32		NM
Performance metrics
Net interest margin	2.75%	2.75%	3.09%	—	bps		(34)	bps
Net interest margin, FTE	2.76	2.75	3.10	1			(34)
Effective income tax rate	21.8	20.2	24.1	160			(237)
Efficiency ratio	61	59	61	207			25
Underlying efficiency ratio	60	57	59	336			111
Return on average common equity	11.6	8.2	0.2	337			1,133
Return on average tangible common equity	17.2	12.2	0.4	497			1,681
Underlying return on average tangible common equity	17.6	12.9	1.1	470			1,649
Return on average total assets	1.36	1.00	0.08	36			128
Underlying return on average total tangible assets	1.44%	1.10%	0.15%	34	bps		129	bps
Capital adequacy(1,2)
Common equity tier 1 capital ratio	10.1%	10.0%	9.4%
Total capital ratio	13.4	13.4	12.5
Tier 1 leverage ratio	9.5	9.4	9.6
Allowance for credit losses to loans and leases	1.94%	2.17%	1.73%	(23)	bps		21	bps
Asset quality(2)
Nonaccrual loans and leases to loans and leases	0.82%	0.83%	0.61%	(1)	bps		21	bps
Allowance for credit losses to nonaccrual loans and leases	235	262	283	(2,660)			(4,806)
Net charge-offs as a % of average loans and leases	0.52%	0.61%	0.46%	(9)	bps		6	bps
1) Current reporting-period regulatory capital ratios are preliminary.
2) Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.
The following table provides information on Underlying results which exclude the impact of notable items.

Underlying results:

	Quarterly Trends
				1Q21 change from
($s in millions, except per share data)	1Q21	4Q20	1Q20	4Q20		1Q20
Net interest income	$1,117	$1,129	$1,160	(1)%		(4)%
Noninterest income	542	578	497	(6)		9
Total revenue	$1,659	$1,707	$1,657	(3)%		—%
Noninterest expense	1,018	1,012	1,012	1		1
Notable items	20	42	33	(52)		(39)
Underlying noninterest expense	$998	$970	$979	3%		2%
Underlying pre-provision profit	661	737	678	(10)		(3)
Provision for credit losses	(140)	124	600	NM		NM
Net income available to common stockholders	588	424	12	39		NM
Underlying net income available to common stockholders	$603	$448	$37	35%		NM
Performance metrics
Diluted EPS	$1.37	$0.99	$0.03	38%		NM
Underlying EPS	$1.41	$1.04	$0.09	36%		NM
Efficiency ratio	61%	59%	61%	207	bps	25	bps
Underlying efficiency ratio	60	57	59	336		111
Return on average tangible common equity	17.2	12.2	0.4	497		1,681
Underlying return on average tangible common equity	17.6%	12.9%	1.1%	470	bps	1,649	bps
Operating leverage				(3.4)%		(0.4)%
Underlying operating leverage				(5.8)%		(1.9)%

Citizens Financial Group, Inc.
Notable items:
First quarter 2021, fourth quarter 2020 and first quarter 2020 results reflect notable items primarily related to TOP 6 transformational and revenue and efficiency initiatives. The 2020 results also reflect notable items related to integration costs primarily tied to the August 1, 2018 Franklin American Mortgage Company ("FAMC") acquisition. These notable items have been excluded from reported results to better reflect Underlying operating results. Cumulative after-tax integration costs related to the FAMC acquisition totaled $34 million through the end of first quarter 2021.

Notable items - integration costs	1Q21		4Q20		1Q20		Cumulative after-tax integration costs
($s in millions, except per share data)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax	FAMC	Other	Total

Noninterest income	$—	$—	$—	$—	$—	$—	$(3)	$—	$(3)

Salaries & benefits	$—	$—	$—	$—	$—	$—	$(10)	$—	$(10)
Equipment and software	—	—	—	—	(1)	(1)	(3)	—	(3)
Outside services	—	—	(2)	(2)	(3)	(2)	(15)	(6)	(21)
Occupancy	—	—	—	—	—	—	(1)	—	(1)
Other expense	—	—	—	—	—	—	(2)	—	(2)
Noninterest expense	$—	$—	$(2)	$(2)	$(4)	$(3)	$(31)	(6)	$(37)

Total Integration Costs	$—	$—	$(2)	$(2)	$(4)	$(3)	$(34)	$(6)	$(40)

Other notable items - primarily tax and TOP	1Q21		4Q20		1Q20
($s in millions, except per share data)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax

Tax notable items	$—	$—	$—	$7	$—	$—

Other notable items- TOP & other actions

Noninterest income

Salaries & benefits	—	—	(18)	(14)	(10)	(7)
Equipment and software	(4)	(3)	(1)	—	—	—
Outside services	(7)	(5)	(15)	(11)	(15)	(12)
Occupancy	(9)	(7)	(6)	(4)	(4)	(3)
Other expense	—	—	—	—	—	—
Noninterest expense	$(20)	$(15)	$(40)	$(29)	$(29)	$(22)

Total Other Notable Items	$(20)	$(15)	$(40)	$(22)	$(29)	$(22)

Total Notable Items	$(20)	$(15)	$(42)	$(24)	$(33)	$(25)

EPS Impact		$(0.04)		$(0.05)		$(0.06)

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.
Media:    Peter Lucht - 781.655.2289
Investors: Kristin Silberberg - 203.900.6854
Conference Call
CFG management will host a live conference call today with details as follows:
Time:    8:00 am ET
Dial-in: (877) 336-4437, conference ID 520839
Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.
Replay Information: A replay of the conference call will be available beginning at 12:00 pm ET on April 16, 2021 through May 16, 2021. Please dial (866) 207-1041 and enter access code 3514004. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.
About Citizens Financial Group, Inc.
Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $187.2 billion in assets as of March 31, 2021. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,000 ATMs and approximately 1,000 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Non-GAAP Financial Measures and Reconciliations
(in millions, except share, per-share and ratio data)

Non-GAAP Financial Measures:
This document contains non-GAAP financial measures denoted as Underlying results. Underlying results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by our Management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results. The following tables present reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.
Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
						1Q21 Change
		1Q21	4Q20		1Q20	4Q20		1Q20
						$	%	$	%
Total revenue, Underlying:
Total revenue (GAAP)	A	$1,659	$1,707		$1,657	($48)	(3%)	$2	—%
Less: Notable items		—	—		—	—	—	—	—
Total revenue, Underlying (non-GAAP)	B	$1,659	$1,707	$—	$1,657	($48)	(3%)	$2	—%
Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$1,018	$1,012		$1,012	$6	1%	$6	1%
Less: Notable items		20	42		33	(22)	(52)	(13)	(39)
Noninterest expense, Underlying (non-GAAP)	D	$998	$970		$979	$28	3%	$19	2%
Pre-provision profit:
Total revenue (GAAP)	A	$1,659	$1,707		$1,657	($48)	(3%)	$2	—%
Less: Noninterest expense (GAAP)	C	1,018	1,012		1,012	6	1	6	1
Pre-provision profit (GAAP)		$641	$695		$645	($54)	(8%)	($4)	(1%)
Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,659	$1,707		$1,657	($48)	(3%)	$2	—%
Less: Noninterest expense, Underlying (non-GAAP)	D	998	970		979	28	3	19	2
Pre-provision profit, Underlying (non-GAAP)		$661	$737		$678	($76)	(10%)	($17)	(3%)
Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$781	$571		$45	$210	37%	$736	NM
Less: Expense before income tax benefit related to notable items		(20)	(42)		(33)	22	52	13	39
Income before income tax expense, Underlying (non-GAAP)	F	$801	$613		$78	$188	31%	$723	NM
Income tax expense, Underlying:
Income tax expense (GAAP)	G	$170	$115		$11	$55	48%	$159	NM
Less: Income tax benefit related to notable items		(5)	(18)		(8)	13	72	3	38
Income tax expense, Underlying (non-GAAP)	H	$175	$133		$19	$42	32%	$156	NM
Net income, Underlying:
Net income (GAAP)	I	$611	$456		$34	$155	34%	$577	NM
Add: Notable items, net of income tax benefit		15	24		25	(9)	(38)	(10)	(40)
Net income, Underlying (non-GAAP)	J	$626	$480		$59	$146	30%	$567	NM
Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$588	$424		$12	$164	39%	$576	NM
Add: Notable items, net of income tax benefit		15	24		25	(9)	(38)	(10)	(40)
Net income available to common stockholders, Underlying (non-GAAP)	L	$603	$448		$37	$155	35%	$566	NM

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q21 Change
		1Q21	4Q20	1Q20	4Q20			1Q20
					$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,659	$1,707	$1,657	($48)		(2.86%)	$2		0.07%
Less: Noninterest expense (GAAP)	C	1,018	1,012	1,012	6		0.54	6		0.48
Operating leverage							(3.40%)			(0.41%)
Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,659	$1,707	$1,657	($48)		(2.86%)	$2		0.07%
Less: Noninterest expense, Underlying (non-GAAP)	D	998	970	979	28		2.89	19		1.94
Operating leverage, Underlying (non-GAAP)							(5.75%)			(1.87%)
Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	61.35%	59.28%	61.10%	207	bps		25	bps
Efficiency ratio, Underlying (non-GAAP)	D/B	60.19	56.83	59.08	336	bps		111	bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	21.76%	20.16%	24.13%	160	bps		(237)	bps
Effective income tax rate, Underlying (non-GAAP)	H/F	21.85	21.70	24.52	15	bps		(267)	bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	M	$20,611	$20,547	$20,223	$64		—%	$388		2%
Return on average common equity	K/M	11.57%	8.20%	0.24%	337	bps		1,133	bps
Return on average common equity, Underlying (non-GAAP)	L/M	11.85	8.66	0.74	319	bps		1,111	bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$20,611	$20,547	$20,223	$64		—%	$388		2%
Less: Average goodwill (GAAP)		7,050	7,050	7,046	—		—	4		—
Less: Average other intangibles (GAAP)		57	60	67	(3)		(5)	(10)		(15)
Add: Average deferred tax liabilities related to goodwill (GAAP)		379	377	374	2		1	5		1
Average tangible common equity	N	$13,883	$13,814	$13,484	$69		—%	$399		3%
Return on average tangible common equity	K/N	17.17%	12.20%	0.36%	497	bps		1,681	bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	17.59	12.89	1.10	470	bps		1,649	bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	O	$182,569	$181,061	$167,177	$1,508		1%	$15,392		9%
Return on average total assets	I/O	1.36%	1.00%	0.08%	36	bps		128	bps
Return on average total assets, Underlying (non-GAAP)	J/O	1.39	1.05	0.14	34	bps		125	bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	P	$182,569	$181,061	$167,177	$1,508		1%	$15,392		9%
Less: Average goodwill (GAAP)		7,050	7,050	7,046	—		—	4		—
Less: Average other intangibles (GAAP)		57	60	67	(3)		(5)	(10)		(15)
Add: Average deferred tax liabilities related to goodwill (GAAP)		379	377	374	2		1	5		1
Average tangible assets	Q	$175,841	$174,328	$160,438	$1,513		1%	$15,403		10%
Return on average total tangible assets	I/Q	1.41%	1.04%	0.09%	37	bps		132	bps
Return on average total tangible assets, Underlying (non-GAAP)	J/Q	1.44	1.10	0.15	34	bps		129	bps

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q21 Change
		1Q21	4Q20	1Q20	4Q20		1Q20
					$/bps	%	$/bps	%
Tangible book value per common share:
Common shares - at period-end (GAAP)	R	425,930,159	427,209,831	426,586,533	(1,279,672)	—%	(656,374)	—%
Common stockholders' equity (GAAP)		$20,688	$20,708	$20,380	($20)	—	$308	2
Less: Goodwill (GAAP)		7,050	7,050	7,050	—	—	—	—
Less: Other intangible assets (GAAP)		54	58	66	(4)	(7)	(12)	(18)
Add: Deferred tax liabilities related to goodwill (GAAP)		380	379	375	1	—	5	1
Tangible common equity	S	$13,964	$13,979	$13,639	($15)	—%	$325	2%
Tangible book value per common share	S/R	$32.79	$32.72	$31.97	$0.07	—%	$0.82	3%
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	T	425,953,716	427,074,822	427,718,421	(1,121,106)	—%	(1,764,705)	—%
Average common shares outstanding - diluted (GAAP)	U	427,880,530	428,881,252	429,388,855	(1,000,722)	—	(1,508,325)	—
Net income per average common share - basic (GAAP)	K/T	$1.38	$0.99	$0.03	$0.39	39	$1.35	NM
Net income per average common share - diluted (GAAP)	K/U	1.37	0.99	0.03	0.38	38	1.34	NM
Net income per average common share - basic, Underlying (non-GAAP)	L/T	1.41	1.05	0.09	0.36	34	1.32	NM
Net income per average common share - diluted, Underlying (non-GAAP)	L/U	1.41	1.04	0.09	0.37	36	1.32	NM

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations (continued)
(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
				1Q21 Change
	1Q21	4Q20	1Q20	4Q20		1Q20
				$/bps	%	$/bps	%
Salaries and employee benefits, Underlying:
Salaries and employee benefits (GAAP)	$548	$537	$549	$11	2%	($1)	—%
Less: Notable items	—	18	10	(18)	(100)	(10)	(100)
Salaries and employee benefits, Underlying (non-GAAP)	$548	$519	$539	$29	6%	$9	2%
Equipment and software, Underlying:
Equipment and software (GAAP)	$152	$141	$133	$11	8%	$19	14%
Less: Notable items	4	1	1	3	NM	3	NM
Equipment and software, Underlying (non-GAAP)	$148	$140	$132	$8	6%	$16	12%
Outside services, Underlying:
Outside services (GAAP)	$139	$148	$135	($9)	(6%)	$4	3%
Less: Notable items	7	17	18	(10)	(59)	(11)	(61)
Outside services, Underlying (non-GAAP)	$132	$131	$117	$1	1%	$15	13%
Occupancy, Underlying:
Occupancy (GAAP)	$88	$84	$84	$4	5%	$4	5%
Less: Notable items	9	6	4	3	50	5	125
Occupancy, Underlying (non-GAAP)	$79	$78	$80	$1	1%	($1)	(1%)

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations - Excluding the impact of PPP loans
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q21 Change
		1Q21	4Q20	1Q20	4Q20			1Q20
					$/bps		%	$/bps		%
Total loans, excluding the impact of PPP loans:
Total loans (GAAP)	A	$122,195	$123,090	$127,528	($895)		(1%)	($5,333)		(4%)
Less: PPP loans		5,148	4,155	—	993		24	5,148		100
Total loans, excluding the impact of PPP loans (non-GAAP)	B	$117,047	$118,935	$127,528	($1,888)		(2%)	($10,481)		(8%)
Allowance for credit losses (GAAP)	C	$2,372	$2,670	$2,210	($298)		(11%)	$162		7%
Ratios:
Allowance for credit losses to total loans (GAAP)	C / A	1.94%	2.17%	1.73%	(23)	bps		21	bps
Allowance for credit losses to total loans, excluding the impact of PPP loans (non-GAAP)	C / B	2.03%	2.24%	1.73%	(21)	bps		30	bps

Citizens Financial Group, Inc.
Non-GAAP financial measures and reconciliations - Excluding the impact of elevated cash
(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q21 Change
		1Q21	4Q20	1Q20	4Q20			1Q20
					$/bps		%	$/bps		%
Net interest income, FTE excluding the impact of elevated cash:
Net interest income, FTE (GAAP)	A	$1,120	$1,132	$1,164	($12)		(1%)	($44)		(4%)
Less: Net interest income associated with elevated cash		—	—	—	—		—	—		—
Net Interest Income, FTE excluding the impact of elevated cash (non-GAAP)	B	$1,120	$1,132	$1,164	($12)		(1%)	($44)		(4%)
Average interest earning assets, excluding the impact of elevated cash:
Total Interest-Earning Assets (GAAP)	C	$164,381	$163,533	$150,946	$848		1%	$13,435		9%
Less: Elevated Cash		8,985	9,462	—	(477)		(5)	8,985		100
Total Interest-Earning Assets excluding the impact of elevated cash (non-GAAP)	D	$155,396	$154,071	$150,946	$1,325		1%	$4,450		3%
Day count	E	90	92	91
Day count (year)	F	365	366	366
Ratios:
Net interest margin, FTE (GAAP)	A / C / E * F	2.76%	2.75%	3.10%	1	bps		(34)	bps
Net interest margin, FTE, excluding the impact of elevated cash (non-GAAP)	B / D / E * F	2.92%	2.92%	3.10%	—	bps		(18)	bps

Citizens Financial Group, Inc.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends, as well as the potential effects of the COVID-19 pandemic and associated lockdowns on our business, operations, financial performance and prospects, are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;
•The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•The COVID-19 pandemic and associated lockdowns and their effect on the economic and business environments in which we operate;

•Our ability to meet heightened supervisory requirements and expectations;

•Liabilities and business restrictions resulting from litigation and regulatory investigations;

•Our capital and liquidity requirements under regulatory capital standards and our ability to generate capital internally or raise capital on favorable terms;

•The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;

•A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic and associated lockdowns on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and

Citizens Financial Group, Inc.
duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.
Note: Per share amounts and ratios presented in this document are calculated using whole dollars.
CFG-IR